ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77C

On October 4, 2012, a Special Meeting of the Shareholders of 500 Index Trust, American Blue Chip Income and Growth Trust, International Equity Index Trust A, International Opportunities Trust and Total Bond Market Trust, each a series of John Hancock Variable Insurance Trust was held at 601 Congress Street, Boston, Massachusetts at 10 a.m., Eastern Time for the purpose of considering and voting upon:

Acquired Funds	Corresponding Acquiring Funds
500 Index Trust	500 Index Trust B
American Blue Chip Income and Growth Trust	American Growth-Income Trust
International Equity Index Trust A	International Equity Index Trust B
International Opportunities Trust	International Growth Stock Trust
Total Bond Market Trust A	Total Bond Market Trust B

Proposal One: Approval of Agreement and Plan of Reorganization providing for the reorganization of 500 Index Trust into 500 Index Trust B.

PROPOSAL ONE PASSED ON October 4, 2012.

For	Against	Abstain
123,310,543.374	5,497,782.655	17,370,420.443

Proposal Two: Approval of Agreement and Plan of Reorganization providing for the reorganization of American Blue Chip Income and Growth Trust into American Growth-Income Trust.

PROPOSAL TWO PASSED ON October 4, 2012.

For	Against	Abstain
18,887,556.048	578,800.629	2,276,717.273

Proposal Three: Approval of Agreement and Plan of Reorganization providing for the reorganization of International Equity Index Trust A into International Equity Index Trust B.

PROPOSAL THREE PASSED ON October 4, 2012.

For	Against	Abstain
24,832,109.956	980,132.649	3,942,846.912

Proposal Four: Approval of Agreement and Plan of Reorganization providing for the reorganization of International Opportunities Trust into International Growth Stock Trust.

PROPOSAL FOUR PASSED ON October 4, 2012.

For	Against	Abstain
14,895,509.784	822,397.198	1,291,342.198

Proposal Five: Approval of Agreement and Plan of Reorganization providing for the reorganization of Total Bond Market Trust A into Total Bond Market Trust B.

PROPOSAL FIVE PASSED ON October 4, 2012.

For	Against	Abstain
41,003,485.284	1,837,353.732	4,222,525.021

On November 7, 2012, a Special Meeting of the Shareholders of John Hancock Variable Insurance Trust was held at 601 Congress Street, Boston, Massachusetts at 2:00 p.m., Eastern Time for the purpose of considering and voting upon:

Proposal One: Election of thirteen (13) Trustees as members of the Board of Trustees of JHVIT.

PROPOSAL ONE PASSED ON November 7, 2012.

	Total Votes for the Nominee	Total Votes Withheld from the Nominee

Charles L. Bardelis	11,105,366,517.47	394,706,686.27
James R. Boyle	11,141,796,268.29	358,276,935.45
Craig Bromley	11,136,836,731.78	363,236,471.96
Peter S. Burgess	11,120,258,461.18	379,814,742.56
William H. Cunningham	11,116,505,313.95	383,567,889.78
Grace K. Fey	11,116,524,628.88	383,548,574.85
Theron S. Hoffman	11,127,848,129.63	372,225,074.11
Deborah C. Jackson	11,116,937,711.41	383,135,492.32
Hassell H. McClellan	11,114,151,247.16	385,921,956.58
James M. Oates	11,119,162,823.01	380,910,380.73
Steven R. Pruchansky	11,110,402,706.93	389,670,496.80
Gregory A. Russo	11,125,500,934.48	374,572,269.26
Warren A. Thomson	11,140,244,986.00	359,828,217.74